Exhibit 99.1

Assisted Living Concepts, Inc. Announces Second Quarter 2012 Results

MENOMONEE FALLS, WISCONSIN August 3, 2012

Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported a net loss of $25.1 million in the second quarter of 2012 as compared to net income of $6.3 million in the second quarter of 2011.

During the second quarters of both 2012 and 2011, ALC recorded One-Time Items described below. Excluding the One-Time Items, net income in the second quarter of 2012 and 2011 would have been $4.2 million and $5.8 million, respectively.

Revenues in the second quarter of 2012 were $56.9 million as compared to revenues of $58.6 million in the second quarter of 2011. Occupancy declined from 5,587 units in the second quarter of 2011 to 5,365 units in the second quarter of 2012. This 222 unit decline includes our planned reduction in residents paying through Medicaid of 78 units.

“The second quarter of 2012 was filled with challenges leading to a decline in both our occupancy and net income” commented Dr. Charles “Chip” Roadman, President and Chief Executive Officer. “Beginning in the second quarter, we have taken swift and decisive actions to address the quality of service delivered to our residents including the engagement of outside advisors. Progress is being made in this area and we believe such changes will enhance shareholder value in the longer term.”

For the first six months of 2012, ALC reported a net loss of $19.5 million as compared to net income of $11.3 million in the first six months of 2011.

Excluding the One-Time Items described below, net income in the first six months of 2012 and 2011 would have been $9.8 million and $10.3 million, respectively.

Effective May 20, 2011, ALC implemented a two-for-one stock split of its Class A and Class B Common Stock. All references to share amounts and per share data have been adjusted to reflect this stock split.

Diluted earnings per common share for the second quarter and the first six months ended June 30, 2012 and 2011 were:

	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Diluted (loss) earnings per common	$(1.09)	$0.27	$(0.85)	$0.49
Pro forma diluted earnings per common share excluding One-Time Items	$0.18	$0.25	$0.43	$0.44

One-Time Items, net of tax in the quarter and six months ended June 30, 2012 included:

1.	Charges related to the purchase of 12 previously leased properties from Ventas Realty, Limited Partnership and MLD Delaware Trust resulting in the write off of $22.7 million related to litigation settlement and a lease termination fee, $5.3 million write-off of operating lease intangible, and $0.6 million of deal costs, partially offset by $0.6 million of rental savings for both the quarter and six months ended June 30, 2012.

2.	The write-off of construction costs associated with expansion projects that management has determined will not be completed. ($0.3 million for both the quarter and six months ended June 30, 2012).

3.	Expenses incurred in connection with an ongoing internal investigation, litigation related to the Ventas transaction, public relations and quality committee projects. ($1.0 million for both the quarter and six months ended June 30, 2012).

One-Time Items, net of tax in the quarter and six months ended June 30, 2011 included:

1.	A reduction in tax expense associated with the settlement of all issues associated with a tax allocation agreement with a subsidiary of our former parent Extendicare Inc. (now Extendicare Real Estate Investment Trust) ($0.0 million and $0.8 million for the quarter and six months ended June 30, 2011, respectively)

2.	Charges associated with a mark to market adjustment for interest rate swap agreements ($0.0 million and $0.2 million for the quarter and six months ended June 30, 2011, respectively)

3.	The write-off of deferred financing fees associated with our refinanced debt ($0.0 million and $0.2 million for the quarter and six months ended June 30, 2011, respectively)

4.	Gains on sales of equity investments ($0.5 million and $0.6 million for the quarter and six months ended June 30, 2011, respectively)

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDA, calculations of Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenues, and non-GAAP financial measure reconciliation information.

As of June 30, 2012, ALC operated 211 senior living residences comprising 9,325 units. ALC owns 82% of the residences it operates.

The following discussions include the impact of the One-Time Items unless otherwise specified.

Quarters ended June 30, 2012, June 30, 2011, March 31, 2012

Revenues of $56.9 million in the second quarter ended June 30, 2012 decreased $1.8 million or 3.0% from $58.6 million in the second quarter of 2011 and decreased $2.1 million or 3.6% from the first quarter of 2012.

Adjusted EBITDAR for the second quarter of 2012 was $17.0 million or 29.8% of revenues and

•	decreased $4.7 million or 21.8% from $21.7 million and 37.0% of revenues in the second quarter of 2011; and

•	decreased $4.3 million or 20.1% from $21.2 million and 36.0% of revenues in the first quarter of 2012.

Adjusted EBITDA for the second quarter of 2012 was $13.7 million or 24.0% of revenues and

•	decreased $3.6 million or 20.9% from $17.3 million and 29.5% of revenues in the second quarter of 2011; and

•	decreased $3.0 million or 18.1% from $16.7 million and 28.3% of revenues in the first quarter of 2012.

Second quarter 2012 compared to second quarter 2011

Revenues in the second quarter of 2012 decreased from the second quarter of 2011 primarily due to lower private pay occupancy ($1.5 million), the planned reduction in the number of units occupied by Medicaid residents ($0.5 million) partially offset by rate increases ($0.2 million). Average rates increased in the second quarter of 2012 by 1.0% over comparable rates for the second quarter of 2011.

Both Adjusted EBITDAR and Adjusted EBITDA decreased in the second quarter of 2012 primarily due to a decrease in revenues discussed above ($1.8 million), an increase in residence operations expenses ($1.3 million) (this excludes the gain on disposal of fixed assets and write-off of construction costs) and an increase in general and administrative expenses ($1.7 million) (this excludes non-cash equity based compensation), and for Adjusted EBITDA only, a decrease in residence lease expense ($1.1 million). Residence operations expenses increased primarily from an increase in salaries and wages resulting from quality restoration efforts initiated in June, 2012, an increase in professional fees from litigation and regulatory issues primarily in the southeast, and an increase in bad debts. General and administrative expenses increased as a result of an on-going internal investigation, an all-company conference, litigation and expenses incurred in connection with public relations and quality improvement initiatives.

Second quarter 2012 compared to the first quarter 2012

Revenues in the second quarter of 2012 decreased from the first quarter of 2012 primarily due to a decrease in the number of units occupied by private pay residents ($1.1 million), lower average daily revenue as a result of promotional discounts and disproportionate decline in occupancy at residences with higher rates ($0.9 million), and the planned reduction in the number of units occupied by Medicaid residents ($0.1 million).

Decreased Adjusted EBITDA and Adjusted EBITDAR in the second quarter of 2012 as compared to the first quarter of 2012 resulted primarily from a decrease in revenues discussed above ($2.1 million), an increase in residence operations expenses ($0.6 million) (this excludes the gain on disposal of fixed assets and write-off of construction costs), and an increase in general and administrative expenses ($1.5 million) (this excludes non-cash equity-based compensation), and, for Adjusted EBITDA only, a decrease in residence lease expense ($1.2 million). Residence operations expenses increased primarily from an increase in salaries and wages resulting from quality restoration efforts initiated in June, 2012, an increase in professional fees from litigation and regulatory issues primarily in the southeast partially offset by an expected decrease in utility expenses from seasonality. General and administrative expenses increased as a result of an on-going internal investigation, an all-company conference, litigation and expenses incurred in connection with public relations and quality improvement initiatives.

Six months ended June 30, 2012 and June 30, 2011

Revenues of $115.8 million in the six months ended June 30, 2012 decreased $1.2 million or 1.0% from $117.0 million in the six months ended June 30, 2011.

Adjusted EBITDAR for the six months ended June 30, 2012 was $38.2 million, or 33.0% of revenues and

•	decreased $3.2 million or 7.8% from $41.4 million and 35.4% of revenues in the six months ended June 30, 2011.

Adjusted EBITDA for the six months ended June 30, 2012 was $30.4 million, or 26.2% of revenues and

•	decreased $2.3 million or 7.0% from $32.6 million and 27.9% of revenues in the six months ended June 30, 2011.

Six months ended June 30, 2012 compared to six months ended June 30, 2011

Revenues in the six months ended June 30, 2012 decreased from the six months ended June 30, 2011 primarily due to a decrease in private pay occupancy ($1.8 million) and the planned reduction in the number of units occupied by Medicaid residents ($1.0 million), partially offset by a higher average daily revenue from rate increases ($1.0 million) and one additional revenue day in the 2012 period due to leap year ($0.6 million). Average rates increased in the six months ended June 30, 2012 by 1.4% over average rates for the six months ended June 30, 2011.

Both Adjusted EBITDA and Adjusted EBITDAR decreased in the six months ended June 30, 2012 primarily from an increase in residence operations expenses ($0.5 million) (this excludes the gain on disposal of fixed assets and write-off of construction costs), a decrease in revenues discussed above ($1.2 million) and an increase in general and administrative expenses ($1.5 million) (this excludes non-cash equity based compensation) and, for Adjusted EBITDA only, a decrease in residence lease expense ($0.9 million). Residence operations expenses increased primarily from an increase in bad debts. General and administrative expenses increased as a result of an on-going internal investigation, an all-company conference, litigation and expenses incurred in connection with public relations and quality improvement initiatives. Resident operations expenses increased as a result of increased salaries and wages associated with quality restoration efforts initiated in June 2012 and an increase in professional fees from litigation and regulatory issues primarily in the southeast.

Dividend

After taking into account the relevant circumstances and factors of the Company’s current developments, the Board of Directors has determined not to pay a dividend this quarter. The Board of Directors has confirmed that future dividends will be dependent on a number of factors including the Company’s financial condition, operating results, current and anticipated cash needs, plans for expansion, contractual restrictions, and other factors deemed relevant by the Board of Directors.

Liquidity

At June 30, 2012 ALC had availability of $10.7 million under its credit agreement. ALC owns 101 unencumbered residences that are available to secure future capital needs.

Other Information

On August 2, 2012, the Board of Directors elected Alan Bell as Co-Vice Chairman of the Board of Directors.

Investor Call

ALC has scheduled a conference call on Friday, August 3, 2012 at 10:00 a.m. (ET) to discuss its financial results for the second quarter. The release will be posted on ALC’s website at www.alcco.com. The toll-free number for the live call is (800) 230-1951 or international (612) 288-0340. A taped rebroadcast of the conference call will be available approximately one hour following the live call until midnight on September 3, 2012, by dialing toll free (800) 475-6701, or international (320) 365-3844; and using access code 255531.

About Us

Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,325 residents in 20 states. ALC’s senior living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,600 people.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.

For further information, contact:

Assisted Living Concepts, Inc.

John Buono

Sr. Vice President, Chief Financial Officer and Treasurer

Phone: (262) 257-8999

Fax: (262) 251-7562

Email: jbuono@alcco.com

Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$56,863	$58,627	$115,841	$117,036
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	35,282	33,530	69,551	68,599
General and administrative	5,007	3,741	8,857	7,630
Residence lease expense	3,306	4,427	7,849	8,795
Lease termination and settlement	37,155	—	37,155	—
Depreciation and amortization	5,793	5,712	11,562	11,453
Impairment of intangibles	8,650	—	8,650	—
Transaction costs	1,046	—	1,046	—

Total operating expenses	96,239	47,410	144,670	96,477

(Loss)/income from operations	(39,376)	11,217	(28,829)	20,559
Other (expense) income:
Interest expense:
Debt	(1,750)	(2,106)	(3,339)	(4,188)
Change in fair value of derivatives and amortization	—	29	—	(258)
Write-off of deferred financing costs	—	—	—	(279)
Interest income	3	4	5	6
Gain on sale of securities	—	854	—	910

(Loss)/income before income taxes	(41,123)	9,998	(32,163)	16,750
Income tax benefit/(expense)	16,014	(3,722)	12,703	(5,463)

Net (loss)/income	$(25,109)	$6,276	$(19,460)	$11,287

Weighted average common shares:
Basic	22,970	22,945	22,970	22,945
Diluted	22,970	23,266	22,970	23,273
Per share data:
Basic earnings per common share	$(1.09)	$0.27	$(0.85)	$0.49
Diluted earnings per common share	$(1.09)	$0.27	$(0.85)	$0.49
Dividends declared and paid per common share	$0.10	$0.10	$0.20	$0.10
Adjusted EBITDA (1)	$13,667	$17,281	$30,363	$32,644

Adjusted EBITDAR (2)	$16,973	$21,708	$38,212	$41,439

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,493	$2,652
Cash and escrow deposits – restricted	2,332	3,150
Investments	1,848	1,840
Accounts receivable, less allowances of $3,817 and $2,903 respectively	4,542	4,609
Prepaid expenses, supplies and other receivables	4,538	3,387
Income tax receivable	10,974	606
Deferred income taxes	4,109	4,027

Total current assets	31,836	20,271
Property and equipment, net	491,315	430,733
Intangible assets, net	33	9,028
Restricted cash	1,993	1,996
Other assets	2,148	2,025

Total Assets	$527,325	$464,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,272	$7,086
Accrued liabilities	18,349	17,877
Deferred revenue	7,023	8,004
Current maturities of long-term debt	2,629	2,538
Current portion of self-insured liabilities	500	500

Total current liabilities	34,773	36,005
Accrual for self-insured liabilities	1,483	1,557
Long-term debt	180,564	85,703
Deferred income taxes	18,871	23,961
Other long-term liabilities	7,637	9,107
Commitments and contingencies

Total Liabilities	243,328	156,333
Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 160,000,000 shares authorized at June 30, 2012 and December 31, 2011; 25,002,570 and 24,980,958 shares issued and 20,070,698 and 20,049,086 shares outstanding, respectively	250	250
Class B Common Stock, $0.01 par value, 30,000,000 shares authorized at June 30, 2012 and December 31, 2011; 2,899,682 and 2,919,790 shares issued and outstanding, respectively	29	29
Additional paid-in capital	317,054	316,694
Accumulated other comprehensive income	127	156
Retained earnings	43,382	67,436
Treasury stock at cost, 4,931,872 and 4,931,872 shares, respectively	(76,845)	(76,845)

Total Stockholders’ Equity	283,997	307,720

Total Liabilities and Stockholders’ Equity	$527,325	$464,053

ASSISTED LIVING CONCEPTS, INC.

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Six Months Ended June 30,
	2012	2011
OPERATING ACTIVITIES:
Net (loss)/income	$(19,460)	$11,287
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	11,562	11,453
Impairment of operating lease intangible	8,650	—
Amortization of purchase accounting adjustments for leases	(206)	(272)
Provision for bad debts	914	500
Provision for self-insured liabilities	510	566
Loss/(gain) on disposal of fixed assets	425	(41)
Unrealized gain on investments	(22)	(910)
Equity-based compensation expense	360	673
Change in fair value of derivatives and amortization	—	258
Deferred income taxes	(5,149)	1,426
Changes in assets and liabilities:
Accounts receivable	(847)	(1,547)
Supplies, prepaid expenses and other receivables	(1,151)	(961)
Deposits in escrow	818	140
Accounts payable	(519)	(346)
Accrued liabilities	472	(2,712)
Deferred revenue	(981)	4,402
Payments of self-insured liabilities	(584)	(152)
Income taxes payable / receivable	(10,368)	706
Changes in other non-current assets	242	1,846
Other long-term liabilities	(1,238)	(88)

Cash (used in)/provided by operating activities	(16,572)	26,228
INVESTING ACTIVITIES:
Payment for securities	(113)	(101)
Proceeds on sales of securities	75	3,140
Payments for acquisition of 12 previously leased residences	(62,845)	—
Proceeds on sales of fixed assets	580	57
Payments for new construction projects	(1,293)	(516)
Payments for purchases of property and equipment	(8,961)	(6,446)

Cash used in investing activities	(72,557)	(3,866)
FINANCING ACTIVITIES:
Payments of financing costs	(362)	(1,903)
Purchase of treasury stock	—	(798)
Repayment of borrowings on revolving credit facility	(48,800)	(49,400)
Proceeds on borrowings from revolving credit facility	145,000	73,000
Repayment of GE credit facility	—	(50,000)
Repayment of mortgage debt	(1,274)	(1,709)
Issuance of Class A common stock for stock options	—	218
Payment of dividends	(4,594)	(2,301)

Cash provided by/(used in) financing activities	89,970	(32,893)

Increase/(decrease) in cash and cash equivalents	841	(10,531)

Cash and cash equivalents, beginning of year	2,652	13,364

Cash and cash equivalents, end of period	$3,493	$2,833

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$3,539	$3,575
Income tax payments, net of refunds	2,814	1,494

ASSISTED LIVING CONCEPTS, INC.

Financial and Operating Statistics

Continuing residences*	Three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
Average Occupied Units	5,365	5,482	5,587

Average Revenue per Occupied Unit Day	$116.47	$118.23	$115.31
Occupancy Percentage*	60.5%	61.2%	62.1%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended June 30, 2012, March 31, 2012 and June 30, 2011 we actively operated 8,875, 8,955 and 8,999 units, respectively.

Same residence basis**	Three months ended
	June 30, 2012	March 31, 2012	June 30, 2011
Average Occupied Units	5,339	5,435	5,525

Average Revenue per Occupied Unit Day	$115.89	$118.30	$115.17
Occupancy Percentage	61.0%	62.1%	63.2%

**	Excludes quarterly impact of, 72 re-opened renovated units and 217 units temporarily closed for renovation.

Continuing residences*	Six months ended
	June 30, 2012	June 30, 2011
Average Occupied Units	5,423	5,589

Average Revenue per Occupied Unit Day	$117.36	$115.70
Occupancy Percentage*	60.8%	62.2%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the six months ended June 30, 2012 and June 30, 2011 we actively operated 8,914 and 8,979 units, respectively.

Same residence basis**	Six months ended
	June 30, 2012	June 30, 2011
Average Occupied Units	5,369	5,512

Average Revenue per Occupied Unit Day	$117.19	$115.63
Occupancy Percentage	61.5%	63.2%

**	Excludes year to date impact of 20 completed expansion units, 217 units temporarily closed for renovation and 72 re-opened renovated units.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill and leasehold intangibles), and loss on refinancing and retirement of debt or leases. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.

We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDAR:

	Three months ended			Six months ended
	June 30, 2012	June 30, 2011	March 31, 2012	June 30, 2012	June 30, 2011
	(in thousands)
Net income (loss)	($25,109)	$6,276	$5,649	($19,460)	$11,287
Add income tax provision (benefit)	(16,014)	3,722	3,311	(12,703)	5,463

Income before income taxes	($41,123)	$9,998	$8,960	($32,163)	$16,750
Add:
Depreciation and amortization	5,793	5,712	5,769	11,562	11,453
Interest expense, net	1,747	2,102	1,587	3,334	4,182
Non-cash equity based compensation	7	393	352	359	673
(Gain)/loss on disposal of fixed assets	(112)	(41)	28	(84)	(41)
Write-off of cost associated with expansion projects not completed	504	—	—	504	—
Write off of operating lease intangible, lease termination fee and settlement	45,805			45,805
Transaction costs	1,046			1,046
Gain on sale of equity investments	—	(854)			(910)
Change in value of derivative and amortization	—	(29)		—	258
Write-off of deferred financing fees	—	—		—	279

Adjusted EBITDA	13,667	17,281	16,696	30,363	32,644
Add: Lease expense	3,306	4,427	4,543	7,849	8,795

Adjusted EBITDAR	$16,973	$21,708	$21,239	$38,212	$41,439

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA before division realignment and Adjusted EBITDAR before division realignment as percentages of total revenue:

	Three months ended			Six months ended
	June 30, 2012	June 30, 2011	March 31, 2012	June 30, 2012	June 30, 2011
	(in thousands)
Revenues	$56,863	$58,627	$58,978	$115,841	$117,036

Adjusted EBITDA	$13,667	$17,281	$16,696	$30,363	$32,644

Adjusted EBITDAR	$16,973	$21,708	$21,239	$38,212	$41,439

Adjusted EBITDA as percent of total revenues	24.0%	29.5%	28.3%	26.2%	27.9%

Adjusted EBITDAR as percent of total revenues	29.8%	37.0%	36.0%	33.0%	35.4%

ASSISTED LIVING CONCEPTS, INC.

Reconciliation of Non-GAAP Measures

(unaudited)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
	(dollars in thousands except per share data)
Net income (loss)	$(25,109)	$6,276	$(19,460)	$11,287
Add one time charges:
Expenses incurred in connection with internal investigation, public relations and Ventas litigation	1,590	—	1,590	—
Write-off of deferred financing costs	—	—	—	279
Change in value of derivative and amortization	—	29	—	258
Loss on disposal of fixed assets related to expansion project	504	—	504	—
Loss on write off of lease intangible, termination and settlement fee and transaction costs	46,851	—	46,851	—
Less one time credits:
Rent	906		906
Settlement relating to tax allocation agreement	—	—	—	750
Gain on sale of equity investments	—	854	—	910
Net tax (expense) / benefit from charges and credits	18,735	(307)	18,735	(138)

Pro forma net income excluding one-time charges and credits	$4,195	$5,758	$9,844	$10,302

Weighted average common shares:
Basic	22,970	22,945	22,970	22,945
Diluted	22,970	23,266	22,970	23,273
Per share data:
Basic earnings per common share
Net income	$(1.09)	$0.27	$(0.85)	$0.49
Less: gain/ (loss) from one time charges and credits	(1.28)	0.03	(1.28)	0.05

Pro forma net income excluding one-time charges	$0.18	$0.25	$0.43	$0.45

Diluted earnings per common share*
Net income	$(1.09)	$0.27	$(0.85)	$0.49
Less: gain/ (loss) from one time charges and credits	(1.28)	0.02	(1.28)	0.05

Pro forma net income excluding one-time charges	$0.18	$0.25	$0.43	$0.44

*	Per share numbers may not add due to rounding